Exhibit 4.21

THE OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT ARE NON-RECOURSE IN NATURE AS PROVIDED IN SECTION 8.14

EXECUTION VERSION

SECURITY AGREEMENT
DATED AS OF OCTOBER 18, 2011
BETWEEN
CHG-MERIDIAN U.S. FINANCE, LTD.,
AND
SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,
AS COLLATERAL AGENT

ARTICLE 1	DEFINED TERMS 1

Section 1.1	Definitions 1

Section 1.2	Certain Other Terms 3

ARTICLE 2	[RESERVED] 3

ARTICLE 3	GRANT OF SECURITY INTEREST 3

Section 3.1	Collateral 3

Section 3.2	Grant of Security Interest in Collateral 4

ARTICLE 4	REPRESENTATIONS AND WARRANTIES 4

Section 4.1	Title; No Other Liens 4

Section 4.2	Perfection and Priority 4

Section 4.3	Jurisdiction of Organization; Chief Executive Office 5

Section 4.4	Locations of Books and Records 5

Section 4.5	[Reserved] 5

Section 4.6	[Reserved] 5

Section 4.7	[Reserved] 5

Section 4.8	[Reserved] 5

Section 4.9	Specific Collateral 5

Section 4.10	[Reserved] 5

Section 4.11	Solvency 5

Section 4.12	Representations and Warranties of the Credit Agreement 5

ARTICLE 5	COVENANTS 5

Section 5.1	Maintenance of Perfected Security Interest; Further Documentation and Consents 6

Section 5.2	Changes in Locations, Name, Etc 6

Section 5.3	[Reserved] 6

Section 5.4	[Reserved] 7

Section 5.5	[Reserved] 7

Section 5.6	[Reserved] 7

Section 5.7	[Reserved] 7

Section 5.8	Notices 7

Section 5.9	[Reserved] 7

Section 5.10	Compliance with Credit Agreement 7

ARTICLE 6	REMEDIAL PROVISIONS 7

Section 6.1	Code and Other Remedies 7

Section 6.2	Accounts and Payments in Respect of General Intangibles; Contracts 10

Section 6.3	[Reserved] 11

Section 6.4	Contracts 11

Section 6.5	Proceeds to be Turned over to and Held by Collateral Agent 12

Section 6.6	[Reserved] 12

Section 6.7	Deficiency 12

ARTICLE 7	THE COLLATERAL AGENT 12

Section 7.1	Collateral Agent's Appointment as Attorney-in-Fact 12

Section 7.2	Authorization to File Financing Statements 14

Section 7.3	Authority of Collateral Agent 14

Section 7.4	Duty: Obligations and Liabilities 15

ARTICLE 8	MISCELLANEOUS 15

Section 8.1	Reinstatement 15

Section 8.2	Release of Collateral 16

Section 8.3	[Reserved] 16

Section 8.4	No Waiver by Course of Conduct 16

Section 8.5	Amendments in Writing 16

Section 8.6	[Reserved] 16

Section 8.7	Notices 16

Section 8.8	Successors and Assigns 16

Section 8.9	Counterparts 16

Section 8.10	Severability 17

Section 8.11	Governing Law 17

Section 8.12	WAIVER OF JURY TRIAL 17

Section 8.13	Multiparty Agreement 17

Section 8.14	Non-Recourse 17

ANNEXES AND SCHEDULES
Schedule 1    -    Filings

Schedule 2	- Jurisdiction of Organization; Chief Executive Office
Schedule 3    -    Location of Books and Records

SECURITY AGREEMENT
SECURITY AGREEMENT, dated as of October 18, 2011, by CHG-MERIDIAN U.S. FINANCE, LTD., a California corporation (the "Grantor") in favor of SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as collateral agent (in such capacity, together with its successors and permitted assigns, the "Collateral Agent") for CINEDIGM DIGITAL FUNDING 2, LLC, a Delaware limited liability company, as lender under the Credit Agreement referred to below (in such capacity, together with its successors and permitted assigns, the "Lender").
W I T N E S S E T H:
WHEREAS, pursuant to the Non-Recourse Loan Agreement dated as of October 18, 2011 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement") between the Grantor and the Lender, the Lender has agreed to make extensions of credit to the Grantor upon the terms and subject to the conditions set forth therein;
WHEREAS, the Grantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Credit Agreement; and
WHEREAS, it is a condition precedent to the obligation of the Lender to make extensions of credit to the Grantor under the Credit Agreement that the Grantor shall have executed and delivered this Agreement to the Lender;
NOW, THEREFORE, in consideration of the premises and to induce the Lender to enter into the Credit Agreement and to induce the Lender to make extensions of credit to the Grantor thereunder, the Grantor hereby agrees with the Collateral Agent as follows:
ARTICLE 1
DEFINED TERMS
Section 1.1    Definitions.
(a)    Capital terms used herein without definition are used as defined in the Credit Agreement.
(b)    The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): "account", "account debtor", "as-extracted collateral", "chattel paper", "commodity contract", "deposit account", "equipment", "farm products", "general intangible", "goods", "health-care-insurance receivable", "instruments", "inventory", "proceeds", "record", "securities account", and "security".
(c)    The following terms shall have the following meanings:
"Agreement" means this Security Agreement.
"Applicable IP Office" means the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States.
"Cash Collateral Account" means a deposit account or securities account in the name of the Grantor and under the exclusive "control" (as defined in the applicable UCC) of the Collateral Agent and (a) in the case of a deposit account, from which the Grantor may not make withdrawals except as permitted by the Collateral Agent and (b) in the case of a securities account, with respect to which the Collateral Agent shall be the entitlement holder and the only Person authorized to give (or to authorize another Person to give) entitlement orders with respect thereto.
"Collateral" has the meaning specified in Section 3.1.
"Contracts" means all contracts, undertakings, or agreements (other than rights evidenced by chattel paper, documents or instruments) included in or relating to the Collateral, including each Digital Cinema Deployment Agreement, each Exhibitor Agreement, each Supply Agreement, the Management Services Agreement, and each CHG Lease Facility Document, and any agreement relating to the terms of payment or the terms of performance of any account.
"Control Agreement" means, with respect to any lockbox or deposit account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the applicable deposit bank or other Person at which such account or contract is maintained or with which such entitlement or contract is carried and the Person maintaining such account or contract, effective to grant "control" (as defined under the applicable UCC) or, if required hereunder, exclusive "control" over such account to the Collateral Agent as designee of the Collateral Agent.
"Electronic Transmission" means each document, instruction, authorization, file, information and any other communication transmitted, or otherwise made or communicated by e-mail or any system used to receive or transmit faxes electronically.
"Intellectual Property" means intellectual property included in or relating to the Collateral.
"Internet Domain Names" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.
"IP Ancillary Rights" means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
"IP License" means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
"Secured Obligations" has the meaning specified in Section 3.2.
"Software" means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing, in each case included in or relating to the Collateral.
"UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of the Collateral Agent's or the Lender's security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.
Section 1.2    Certain Other Terms.
(a)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. References herein to an Annex, Schedule, Article, Section or clause refer to the appropriate Annex or Schedule to, or Article, Section or clause in this Agreement.
(b)    Section 1.3 of the Credit Agreement is applicable to this Agreement as and to the extent set forth therein.
ARTICLE 2
[RESERVED]
ARTICLE 3
GRANT OF SECURITY INTEREST
Section 3.1    Collateral. For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the "Collateral":
(a)    all equipment and inventory consisting of Digital Systems acquired by the Grantor from Holdings pursuant to the CHG Sale Leaseback and any general intangibles related thereto;
(b)    the Grantor's rights in and to (i) each CHG Lease Facility Document (as lessor/Holdings' counterparty), including all payments due and owing from time to time thereunder, and its interests in the Holdings Operating Account and Equipment Purchase Account thereunder and (ii) the Use Tax Account;
(c)    the Grantor's rights in and to each Digital Cinema Deployment Agreement, each Exhibitor Agreement, all IP Licenses, each Supply Agreement and the Management Services Agreement (in each case to the extent assigned to the Grantor by Holdings pursuant to the CHG Lease Security Documents);
(d)    all books and records pertaining to the other property described in this Section 3.1;
(e)    any and all additions, accessions and improvements to, all substitutions and replacements for and all products of or derived from the foregoing; and
(f)    to the extent not otherwise included, all proceeds of the foregoing.
Section 3.2    Grant of Security Interest in Collateral. The Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all Obligations of the Grantor (the "Secured Obligations"), hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Lender, and grants to the Collateral Agent for the benefit of the Lender, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral. Without limitation of the foregoing, the Grantor collaterally assigns all of its right, title and interest in and to the Collateral to the Collateral Agent for the benefit of the Lender to secure the payment and performance of the Secured Obligations to the full extent that such a collateral assignment is possible under the relevant law.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
To induce the Lender and the Collateral Agent to enter into the Loan Documents, the Grantor hereby represents and warrants each of the following to the Lender and the Collateral Agent:
Section 4.1    Title; No Other Liens. Except for the Lien granted to the Collateral Agent for the benefit of the Lender pursuant to this Agreement (including Section 4.2) and other Permitted Liens under the Credit Agreement, the Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. The Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.
Section 4.2    Perfection and Priority. The security interest granted pursuant to this Agreement constitutes a valid and continuing perfected security interest in favor of the Collateral Agent for the benefit of the Lender in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 1 (which, in the case of all filings and other documents referred to on such schedule with respect to Collateral existing as of the Effective Date, have been delivered to the Collateral Agent in completed and duly authorized form), (ii) in the case of any deposit account, the execution of a Control Agreement, and (iii) in the case of all Copyrights, Trademarks and Patents for which UCC filings are insufficient, all appropriate filings having been made with the United States Copyright Office or the United States Patent and Trademark Office, as applicable. As of the Effective Date all actions by the Grantor necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken. Upon the taking of the action described in this Section 4.2, such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens having priority over the Collateral Agent's Liens on the Collateral to the extent provided in the Multiparty Agreement.
Section 4.3    Jurisdiction of Organization; Chief Executive Office. The Grantor's jurisdiction of organization, legal name and organizational identification number, if any, and the location of the Grantor's chief executive office or sole place of business, in each case as of the date hereof, is specified on Schedule 2 and such Schedule 2 also lists all jurisdictions of incorporation, legal names and locations of the Grantor's chief executive office or sole place of business for the five years preceding the date hereof.
Section 4.4    Locations of Books and Records. On the date hereof, the books and records of the Grantor concerning the Collateral are kept at the locations listed on Schedule 3 and such Schedule 3 also lists the locations of such books and records for the five years preceding the date hereof.
Section 4.5    [Reserved]
Section 4.6    [Reserved]
Section 4.7    [Reserved]
Section 4.8    [Reserved]
Section 4.9    Specific Collateral. None of the Collateral is or is proceeds or products of farm products, as-extracted collateral, health-care-insurance receivables or timber to be cut.
Section 4.10    [Reserved]
Section 4.11    Solvency. Grantor is Solvent on the date hereof and Grantor does not intend to incur or believe that it will incur, debts that will be beyond its ability to pay as such debts mature.
Section 4.12    Representations and Warranties of the Credit Agreement. The representations and warranties made by the Grantor in Article IV of the Credit Agreement as of a certain date are true and correct as of such date.
ARTICLE 5
COVENANTS
The Grantor agrees with the Lender and the Collateral Agent to the following, as long as any Secured Obligation or Commitment remains outstanding:
Section 5.1    Maintenance of Perfected Security Interest; Further Documentation and Consents.
(a)    The Grantor shall (i) not use or permit any Collateral to be used in violation of any provision of any Loan Document, any Requirement of Law in any material respect or any policy of insurance covering the Collateral and (ii) not enter into any Contractual Obligation or undertaking restricting the right or ability of the Grantor or the Collateral Agent to Sell any Collateral if such restriction would have a Material Adverse Effect.
(b)    The Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest and such priority against the claims and demands of all Persons.
(c)    Pursuant to Section 6.19(b) of the Credit Agreement, the Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail and in form and substance satisfactory to the Collateral Agent.
(d)    At any time and from time to time, upon the written request of the Collateral Agent, the Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing) of any financing statement or amendment under the UCC (or other filings under similar Requirements of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as the Collateral Agent may reasonably request, including (A) securing all approvals necessary or appropriate for the assignment to or for the benefit of the Collateral Agent of any Contractual Obligation, including any IP License, held by the Grantor and to enforce the security interests granted hereunder and (B) executing and delivering any Control Agreements with respect to deposit accounts and securities accounts.
Section 5.2    Changes in Locations, Name, Etc. Except upon 30 days' prior written notice to the Collateral Agent and delivery to the Collateral Agent of all documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, the Grantor shall not do any of the following:
(i)    change its jurisdiction of organization or its location, in each case from that referred to in Section 4.3; or
(ii)    change its legal name or organizational identification number, if any, or corporation, limited liability company, partnership or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.
Section 5.3    [Reserved]
Section 5.4    [Reserved]
Section 5.5    [Reserved]
Section 5.6    [Reserved]
Section 5.7    [Reserved]
Section 5.8    Notices. The Grantor shall promptly notify the Collateral Agent in writing of its acquisition of any interest hereafter in property that is of a type where a security interest or lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.
Section 5.9    [Reserved]
Section 5.10    Compliance with Credit Agreement. The Grantor agrees to comply with all covenants and other provisions applicable to it under the Credit Agreement, and agrees to the same submission to jurisdiction as it agreed to in the Credit Agreement.
ARTICLE 6
REMEDIAL PROVISIONS
Section 6.1    Code and Other Remedies.
(a)    UCC Remedies. During the continuance of an Event of Default, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other applicable law.
(b)    Disposition of Collateral. Without limiting the generality of the foregoing, the Collateral Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving the Grantor or any other Person notice or opportunity for a hearing on the Collateral Agent's claim or action, (ii) collect, receive, appropriate and realize upon any Collateral and (iii) Sell, grant an option or options to purchase and deliver any Collateral (or enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Collateral Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other applicable Requirements of Law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of the Grantor, which right or equity is hereby waived and released.
(c)    Management of the Collateral. The Grantor further agrees, that, during the continuance of any Event of Default, (i) at the Collateral Agent's request, it shall assemble the Collateral and make it available to the Collateral Agent at places that the Collateral Agent shall reasonably select, whether at the Grantor's premises or elsewhere, (ii) without limiting the foregoing, the Collateral Agent also has the right to require that the Grantor store and keep any Collateral pending further action by the Collateral Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the Lender is able to Sell any Collateral, the Lender shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent and (iv) the Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Collateral Agent's remedies (for the benefit of the Lender) with respect to such appointment without prior notice or hearing as to such appointment. The Collateral Agent shall not have any obligation to the Grantor to maintain or preserve the rights of the Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of the Collateral Agent.
(d)    Application of Proceeds. The Collateral Agent shall apply the cash proceeds of any action taken by it pursuant to this Section 6.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Lender hereunder, including reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Secured Obligations, as set forth in the Credit Agreement, and only after such application and after the payment by the Collateral Agent of any other amount required by any Requirement of Law, need the Collateral Agent account for the surplus, if any, to the Grantor.
(e)    Direct Obligation. Neither the Collateral Agent nor the Lender shall be required to make any demand upon, or pursue or exhaust any right or remedy against, the Grantor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of the Collateral Agent and the Lender under any Loan Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirement of Law. To the extent it may lawfully do so, the Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or the Lender, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
(f)    Commercially Reasonable. To the extent that applicable Requirements of Law impose duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, the Grantor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent to do any of the following:
(i)    fail to incur significant costs, expenses or other Liabilities reasonably deemed as such by the Collateral Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;
(ii)    fail to obtain Permits, or other consents, for access to any Collateral to Sell or for the collection or Sale of any Collateral, or, if not required by other Requirements of Law, fail to obtain Permits or other consents for the collection or disposition of any Collateral;
(iii)    fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;
(iv)    advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring any such Collateral;
(v)    exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature or, to the extent deemed appropriate by the Collateral Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;
(vi)    dispose of assets in wholesale rather than retail markets;
(vii)    disclaim disposition warranties, such as title, possession or quiet enjoyment; or
(viii)    purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of any Collateral or to provide the Collateral Agent a guaranteed return from the collection or disposition of any Collateral.
The Grantor acknowledges that the purpose of this Section 6.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Collateral Agent or the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1. Without limitation upon the foregoing, nothing contained in this Section 6.1 shall be construed to grant any rights to the Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable Requirements of Law in the absence of this Section 6.1.
(g)    IP Licenses. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 6.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, Sell or grant options to purchase any Collateral) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, the Grantor hereby grants to the Collateral Agent, for the benefit of the Lender, (i) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to the Grantor), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by the Grantor and access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof and (ii) an irrevocable license (without payment of rent or other compensation to the Grantor) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by the Grantor.
Section 6.2    Accounts and Payments in Respect of General Intangibles; Contracts.
(a)    In addition to, and not in substitution for or limitation of, any similar requirement in the Credit Agreement, if required by the Collateral Agent at any time during the continuance of an Event of Default, any payment of accounts or payment under any Contract or otherwise in respect of general intangibles, when collected by the Grantor, shall be promptly (and, in any event, within 2 Business Days) deposited by the Grantor in the exact form received, duly indorsed by the Grantor to the Collateral Agent, in a Cash Collateral Account, subject to withdrawal by the Collateral Agent as provided in Section 6.4. Until so turned over, such payment shall be held by the Grantor in trust for the Collateral Agent, and segregated from other funds of the Grantor. Each such deposit of proceeds of accounts and payments under any Contract or otherwise in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(b)    At any time during the continuance of an Event of Default:
(i)    the Grantor shall, upon the Collateral Agent's request, deliver to the Collateral Agent all original and other documents evidencing, and relating to, the Contracts and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent;
(ii)    the Collateral Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of the Grantor to collect its accounts or amounts due under Contracts, other general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to the Collateral Agent's satisfaction the existence, amount and terms of any account or amounts due under any Contract or other general intangible. In addition, the Collateral Agent may at any time enforce the Grantor's rights, under Contracts, under applicable law, or otherwise, against such account debtors and obligors of general intangibles; and
(iii)    the Grantor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by the Collateral Agent to ensure any Internet Domain Name is registered.
(c)    Anything herein to the contrary notwithstanding, the Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each Contract, each account and each payment in respect of general intangibles, all in accordance with the terms of any Contract or other agreement giving rise thereto. Neither the Collateral Agent nor the Lender shall have any obligation or liability under any Contract or other agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Loan Document or the receipt by the Collateral Agent or the Lender of any payment relating thereto, nor shall the Collateral Agent or the Lender be obligated in any manner to perform any obligation of the Grantor under or pursuant to any Contract or other agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.
Section 6.3    [Reserved]
Section 6.4    Contracts. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, at its option, exercise one or more of the following remedies with respect to the Contracts that constitute Collateral:
(a)    (i) take any action permitted under Section 6.1, Section 6.2, or otherwise under this Agreement and (ii) in the place and stead of the Grantor, exercise any other rights of the Grantor under the Contracts in accordance with the terms thereof. Without limitation of the foregoing, the Grantor agrees that upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, but is not obligated to, give notices, consents and demands and make elections under the Contracts, modify or waive the terms of the Contracts and enforce the Contracts, in each case, to the same extent and on the same terms as the Grantor might have done. It is understood and agreed that notwithstanding the exercise of such rights and/or the taking of such actions by the Collateral Agent, the Grantor shall remain liable for performance of its obligations under the Contracts;
(b)    upon receipt by the Collateral Agent of notice from any counterparty to any Contract (the "Counterparties") of such Counterparty's intent to terminate such Contract, the Collateral Agent shall be entitled, but shall not be obligated, to (i) cure or cause to be cured the condition giving rise to such Counterparty's right of termination of such Contract, or (ii) acquire and assume (or assign and cause the assumption by a third party of) the rights and obligations of the Grantor under such Contract; and
(c)    upon termination of any Contract by operation of law or otherwise, the Collateral Agent shall be entitled, but shall not be obligated, to enter into a new agreement ("Successor Agreement") with the Counterparty to such terminated Contract, on the same terms and with the same provisions as such terminated Contract. The Grantor shall have no rights or obligations whatsoever with respect to any Successor Agreement (it being understood that nothing herein shall release the Grantor of any obligations it may have under such terminated Contract).
The Grantor acknowledges that the rights of the Collateral Agent described in this Section 6.4 are necessary to protect the interests of the Collateral Agent and the Lender and agrees to accept any actions taken by the Collateral Agent in accordance with this Section 6.4. It is also understood and agreed that notwithstanding the taking of any such actions by the Collateral Agent pursuant to this Section 6.4, the Collateral Agent shall not incur any liability to the Grantor or any other Person as a result of any such actions, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Collateral Agent (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). The Grantor (i) authorizes the actions of the Counterparties under this Section 6.4 and (ii) agrees that following the receipt by the Collateral Agent of such notice described under subsection (b) above, or upon termination of any Contract as described in subsection (c), the Counterparties are authorized to, without further inquiry, rely on and act in accordance with any instructions such Counterparty receives which purport to be originated from the Collateral Agent without further consent from the Grantor notwithstanding any conflicting or contrary instructions such Counterparty receives from the Grantor, and such Counterparty shall have no liability to the Collateral Agent, the Grantor or any other Person in relying on and acting in accordance with any such instructions.
Section 6.5    Proceeds to be Turned over to and Held by Collateral Agent. Unless otherwise expressly provided in the Credit Agreement or this Agreement, all proceeds of any Collateral received by the Grantor hereunder in cash or Cash Equivalents shall be held by the Grantor in trust for the Collateral Agent and the Lender, segregated from other funds of the Grantor, and shall, promptly upon receipt by the Grantor, be turned over to the Collateral Agent in the exact form received (with any necessary endorsement). All such proceeds of Collateral and any other proceeds of any Collateral received by the Collateral Agent in cash or Cash Equivalents shall be held by the Collateral Agent in a Cash Collateral Account. All proceeds being held by the Collateral Agent in a Cash Collateral Account (or by the Grantor in trust for the Collateral Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement.
Section 6.6    [Reserved]
Section 6.7    Deficiency. The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the Collateral Agent or the Lender to collect such deficiency.
ARTICLE 7
THE COLLATERAL AGENT
Section 7.1    Collateral Agent's Appointment as Attorney-in-Fact.
(a)    The Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any Related Person thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, for the purpose of carrying out the terms of the Loan Documents, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the Loan Documents, and, without limiting the generality of the foregoing, the Grantor hereby gives the Collateral Agent and its Related Persons the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do any of the following when an Event of Default shall be continuing:
(i)    in the name of the Grantor, in its own name or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any account or general intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any such moneys due under any Contract, account or general intangible or with respect to any other Collateral whenever payable;
(ii)    in the case of any Intellectual Property owned by or licensed to the Grantor, execute, deliver and have recorded any document that the Collateral Agent may request to evidence, effect, publicize or record the Collateral Agent's security interest in such Intellectual Property and the goodwill and general intangibles of the Grantor relating thereto or represented thereby;
(iii)    pay or discharge taxes and Liens levied or placed on or threatened against any Collateral, effect any repair or pay any insurance called for by the terms of the Credit Agreement (including all or any part of the premiums therefor and the costs thereof);
(iv)    execute, in connection with any sale provided for in Section 6.1, any document to effect or otherwise necessary or appropriate in relation to evidence the Sale of any Collateral; or
(v)    (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against the Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate, (G) assign any Intellectual Property owned by the Grantor or any IP Licenses of the Grantor throughout the world on such terms and conditions and in such manner as the Collateral Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment, (H) take any of the actions described in Sections 6.2 and 6.4, and (I) generally, Sell, grant a Lien on, make any Contractual Obligation with respect to and otherwise deal with, any Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes and do, at the Collateral Agent's option, at any time or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon any Collateral and the Collateral Agent's security interests therein and to effect the intent of the Loan Documents, all as fully and effectively as the Grantor might do.
(b)    If the Grantor fails to perform or comply with any Contractual Obligation contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such Contractual Obligation.
(c)    The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate set forth in Section 2.5 (Interest) of the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the Grantor, shall be payable to the Collateral Agent in accordance with Section 4 of the Multiparty Agreement.
(d)    The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Secured Obligations are indefeasibly paid in full.
Section 7.2    Authorization to File Financing Statements. The Grantor authorizes the Collateral Agent and its Related Persons, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. The Grantor also hereby ratifies its authorization for the Collateral Agent to have filed any initial financing statement or amendment thereto under the UCC (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof.
Section 7.3    Authority of Collateral Agent. The Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Lender, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Lender with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.
Section 7.4    Duty: Obligations and Liabilities.
(a)    Duty of Collateral Agent. The Collateral Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent's interest in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. In addition, the Collateral Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by the Collateral Agent in good faith.
(b)    Obligations and Liabilities with respect to Collateral. Neither the Collateral Agent, the Lender nor any Related Person thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Collateral Agent hereunder shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.
ARTICLE 8
MISCELLANEOUS
Section 8.1    Reinstatement. The Grantor agrees that, if any payment made by Grantor or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by the Collateral Agent or the Lender to such Person, its estate, trustee, receiver or any other party, including the Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect as fully as if such payment had never been made. If, prior to any of the foregoing, any Lien or other Collateral securing the Grantor's liability hereunder shall have been released or terminated by virtue of the foregoing, such Lien or other Collateral shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.
Section 8.2    Release of Collateral. At the time provided in Section 9.3 of the Credit Agreement, the Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and the Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantor. The Grantor is hereby authorized to file at such time UCC amendments and any other necessary documents evidencing the termination of the Liens so released. At the request of the Grantor following any such termination, the Collateral Agent shall deliver to the Grantor any Collateral held by the Collateral Agent hereunder and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.
Section 8.3    [Reserved]
Section 8.4    No Waiver by Course of Conduct. Neither the Collateral Agent nor the Lender shall by any act (except by a written instrument pursuant to Section 8.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or the Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or the Lender would otherwise have on any future occasion.
Section 8.5    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement.
Section 8.6    [Reserved]
Section 8.7    Notices. All notices, requests and demands to or upon the Collateral Agent or the Grantor hereunder shall be effected in the manner provided for in Section 9.7 of the Credit Agreement.
Section 8.8    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Grantor and shall inure to the benefit of the Collateral Agent and the Lender and their respective successors and assigns; provided, however, that the Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.
Section 8.9    Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
Section 8.10    Severability. Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.
Section 8.11    Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
Section 8.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.
Section 8.13    Multiparty Agreement. Notwithstanding anything to the contrary in this Agreement, the rights and remedies of the Collateral Agent (including the rights and remedies provided in Article 6 hereof) (a) are in addition to, and not in lieu of, its rights and remedies under the Multiparty Agreement and (b) are subject to the terms of the Multiparty Agreement. In the event of any conflict between the terms of the Multiparty Agreement and this Agreement, the terms of the Multiparty Agreement shall govern and control.
Section 8.14    Non-Recourse. Notwithstanding anything in this Agreement or any applicable Requirements of Law to the contrary, the liability of the Grantor hereunder and any recourse by the Collateral Agent or the Lender against the Grantor shall be limited solely to the interest of the Grantor in the Collateral and no judgment or action may be taken against the Grantor to collect any amounts owed hereunder, provided that the foregoing shall not limit, impair or affect the rights and remedies of the Collateral Agent and the Lender against the Collateral pursuant to this Agreement. For avoidance of doubt, the Grantor may be joined as a defendant in a suit if necessary to foreclose upon or otherwise exercise remedies against any Collateral securing the Secured Obligations but solely to facilitate such foreclosure and remedies and not to collect any amounts from the Grantor.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.
CHG-MERIDIAN U.S. FINANCE, LTD., as Grantor

By:  /s/ John P. Sandoval
Name:   John P. Sandoval
Title:   Executive Vice President

ACCEPTED AND AGREED
as of the date first above written:

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,
as Collateral Agent

By:   /s/ Richard O. Knowlton
Richard O. Knowlton
Managing Director

SCHEDULE 1 – FILINGS
UCC Financing Statement covering the Collateral and naming CHG-Meridian U.S. Finance, Ltd. (as debtor) and Société Générale, New York Branch, as Collateral Agent (as secured party), to be filed with the California Secretary of State.

SCHEDULE 2 – JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE
Legal Name:    CHG-Meridian U.S. Finance, Ltd.
Jurisdiction of Organization:    California
Organizational Identification Number:    C0889139

Chief Executive Office:	21800 Oxnard Street, Suite 410, Woodland Hills, CA 91367
Any other Jurisdiction of Organization,
Legal Name or Chief Executive Office
in the past five years:                None

SCHEDULE 3 – LOCATION OF BOOKS AND RECORDS

21800 Oxnard Street, Suite 410, Woodland Hills, CA 91367

#3860641
CT01/CLARWE/283145.3